Exhibit 10.2

RESTRICTED STOCK AWARD AGREEMENT

Healthcare Integrated Technologies, Inc.

THIS AGREEMENT, made as of July 16, 2020 (the “Date of Grant”), between Healthcare Integrated Technologies, Inc., a Nevada corporation (the “Company”), and Charles B. Lobetti, III (the “Grantee”).

WHEREAS, the Board of Directors has determined to grant to the Grantee an Award of Restricted Stock as provided herein to encourage the Grantee’s efforts toward the continuing success of the Company.

NOW, THEREFORE, the parties hereto agree as follows:

1. Grant of Restricted Stock.

The Company hereby grants to the Grantee an award of 500,000 Shares of Restricted Stock (the “Award”). The Shares of Restricted Stock granted pursuant to the Award shall be issued in the form of book entry Shares in the name of the Grantee as soon as reasonably practicable after the Date of Grant and shall be subject to the execution and return of this Agreement by the Grantee (or the Grantee’s estate, if applicable) to the Company as provided in Section 9 hereof.

2. Restrictions on Transfer.

The Shares of Restricted Stock issued under this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated until all restrictions on such Restricted Stock shall have lapsed in the manner provided in Section 3, 4 or 5 hereof.

3. Lapse of Restrictions Generally.

Except as provided in Sections 4, 5 and 6 hereof, the number of Shares of Restricted Stock issued hereunder shall vest, and the restrictions with respect to such Restricted Stock shall lapse, in accordance with the following schedule:

●	200,000 shares of the Award vest on July 16, 2020
●	100,000 shares of the Award vest on July 16, 2021
●	100,000 shares of the Award vest on July 16, 2022
●	100,000 shares of the Award vest on July 16, 2023

4. Effect of Certain Terminations of Employment.

If the Grantee’s employment terminates as a result of the Grantee’s death, Retirement or becoming Disabled, or if the Grantee is terminated without Cause in connection with the disposition of assets of the Company or its Subsidiaries, or the sale or disposition of a Subsidiary, in each case if such termination occurs on or after the Date of Grant, all Shares of Restricted Stock which have not become vested in accordance with Section 3 or 5 hereof shall vest, and the restrictions on such Restricted Stock shall lapse, as of the date of such termination.

5. Effect of Change in Control.

In the event of a Change in Control at any time on or after the Date of Grant, all Shares of Restricted Stock which have not become vested in accordance with Section 3 or 4 hereof shall vest, and the restrictions on such Restricted Stock shall lapse, immediately.

6. Forfeiture of Restricted Stock.

In addition to the circumstance described in Section 9(a) hereof, any and all Shares of Restricted Stock which have not become vested in accordance with Section 3, 4 or 5 hereof shall be forfeited and shall revert to the Company upon:

(a) the termination by the Grantee, the Company or its Subsidiaries of the Grantee’s employment for any reason other than those set forth in Section 4 hereof prior to such vesting; or

(b) the commission by the Grantee of an Act of Misconduct prior to such vesting.

For purposes of this Agreement, an “Act of Misconduct” shall mean the occurrence of one or more of the following events: (i) the Grantee uses for profit or discloses to unauthorized persons, confidential information or trade secrets of the Company or any of its Subsidiaries, (ii) the Grantee breaches any contract with or violates any fiduciary obligation to the Company or any of its Subsidiaries, or (iii) the Grantee engages in unlawful trading in the securities of the Company or any of its Subsidiaries or of another company based on information gained as a result of that Grantee’s employment with, or status as a director to, the Company or any of its Subsidiaries.

7. Delivery of Restricted Stock.

(a) Except as otherwise provided in Section 7(b) hereof, evidence of book entry Shares with respect to shares of Restricted Stock in respect of which the restrictions have lapsed pursuant to Section 3, 4 or 5 hereof or, if requested by the Grantee prior to such lapse of restrictions, a stock certificate with respect to such shares of Restricted Stock, shall be delivered to the Grantee as soon as practicable following the date on which the restrictions on such Restricted Stock have lapsed, free of all restrictions hereunder.

(b) Evidence of book entry Shares with respect to shares of Restricted Stock in respect of which the restrictions have lapsed upon the Grantee’s death pursuant to Section 4 hereof or, if requested by the executors or administrators of the Grantee’s estate upon such lapse of restrictions, a stock certificate with respect to such shares of Restricted Stock, shall be delivered to the executors or administrators of the Grantee’s estate as soon as practicable following the Company’s receipt of notification of the Grantee’s death, free of all restrictions hereunder.

8. Dividends and Voting Rights.

Subject to Section 9(a) hereof, upon issuance of the Restricted Stock, the Grantee shall have all of the rights of a stockholder with respect to such Stock, including the right to vote the Stock and to receive all dividends or other distributions paid or made with respect thereto; provided, however, that dividends or distributions declared or paid on the Restricted Stock by the Company shall be deferred and reinvested in Shares of Restricted Stock based on the Fair Market Value of a Share on the date such dividend or distribution is paid or made (provided that no fractional Shares will be issued), and the additional Shares of Restricted Stock thus acquired shall be subject to the same restrictions on transfer, forfeiture and vesting schedule as the Restricted Stock in respect of which such dividends or distributions were made.

9. Execution of Award Agreement.

(a) The Shares of Restricted Stock granted to the Grantee pursuant to the Award shall be subject to the Grantee’s execution and return of this Agreement to the Company or its designee (including by electronic means, if so provided) no later than the earlier of (i) July 16, 2020 and (ii) the date that is immediately prior to the date that the Restricted Stock vest pursuant to Section 4 or 5 hereof (the “Grantee Return Date”); provided that if the Grantee dies before the Grantee Return Date, this requirement shall be deemed to be satisfied if the executor or administrator of the Grantee’s estate executes and returns this Agreement to the Company or its designee no later than ninety (90) days following the Grantee’s death (the “Executor Return Date”). If this Agreement is not so executed and returned on or prior to the Grantee Return Date or the Executor Return Date, as applicable, the Shares of Restricted Stock evidenced by this Agreement shall be forfeited, and neither the Grantee nor the Grantee’s heirs, executors, administrators and successors shall have any rights with respect thereto.

(b) If this Agreement is so executed and returned on or prior to the Grantee Return Date or the Executor Return Date, as applicable, all dividends and other distributions paid or made with respect to the Shares of Restricted Stock granted hereunder prior to such Grantee Return Date or Executor Return Date shall be treated in the manner provided in Section 8 hereof.

10. No Right to Continued Employment.

Nothing in this Agreement shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate the Grantee’s employment, nor confer upon the Grantee any right to continuance of employment by the Company or any of its Subsidiaries.

11. Withholding of Taxes.

Prior to the delivery to the Grantee (or the Grantee’s estate, if applicable) of a stock certificate or evidence of book entry Shares with respect to shares of Restricted Stock in respect of which all restrictions have lapsed, the Grantee (or the Grantee’s estate) shall pay to the Company the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company (the “Withholding Taxes”) with respect to such Restricted Stock. By executing and returning this Agreement in the manner provided in Section 9 hereof, the Grantee (or the Grantee’s estate) shall be deemed to elect to have the Company withhold a portion of such Restricted Stock having an aggregate Fair Market Value equal to the Withholding Taxes in satisfaction of the Withholding Taxes, such election to continue in effect until the Grantee (or the Grantee’s estate) notifies the Company before such delivery that the Grantee (or the Grantee’s estate) shall satisfy such obligation in cash, in which event the Company shall not withhold a portion of such Restricted Stock as otherwise provided in this Section 11.

12. Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

13. Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

14. Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Tennessee without giving effect to the conflicts of laws principles thereof.

15. Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

16. Entire Agreement.

This Agreement constitutes the entire understanding between the Grantee and the Company and its Subsidiaries, and supersede all other agreements, whether written or oral, with respect to the Award.

17. Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

Healthcare Integrated Technologies, Inc.

/s/ Scott M. Boruff
By:	Scott M. Boruff
Its:	CEO and Sole Board Member

Grantee:

/s/ Charles B. Lobetti, III
Charles B. Lobetti, III